Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Registration Statement on Form S-8 (No. 333-215587) of Energy XXI Gulf Coast, Inc. of our report dated August 25, 2014, except for the effects of the restatement disclosed in Note 22 to the consolidated financial statements in Form 10-K of the predecessor to Energy XXI Gulf Coast, Inc. and subsidiaries (the “Predecessor”) for the year ended June 30, 2015, as to which the date is September 29, 2015, with respect to the consolidated financial statements of the Predecessor for the year ended June 30, 2014, which appears in this Form 10-K.

/s/ UHY LLP

Farmington Hills, Michigan
February 22, 2017